Exhibit 21.1

Subsidiaries of the Registrant

(a)           Upon completion of the reorganization described in the Plan of Reorganization and Minority Stock Issuance filed with this Registration Statement as Exhibit 2.1, the subsidiaries of the registrant will be as follows:

Subsidiary Name	State of Incorporation or Organization
HarborOne Bank	Massachusetts

(b)           Upon completion of the reorganization described in the Plan of Reorganization and Minority Stock Issuance filed with this Registration Statement as Exhibit 2.1, the subsidiaries of HarborOne Bank will be as follows:

Subsidiary Name	State of Incorporation or Organization
Merrimack Mortgage Company, LLC	Massachusetts
HarborOne Security Corporation, LLC	Massachusetts
Oak Street Security Corporation, LLC	Massachusetts